Exhibit 10.21
AMENDED & RESTATED EMPLOYMENT AGREEMENT

This Amended & Restated Employment Agreement (this “Agreement”) is made and entered into effective as of November 1, 2018 (the “Effective Date”), by and between Super League Gaming, Inc., a Delaware corporation (“COMPANY”), and Ann Hand, an individual (“EXECUTIVE”). This Agreement shall amend and supersede that certain prior Employment Agreement dated June 16, 2017.

WITNESSETH:

WHEREAS, COMPANY and EXECUTIVE deem it to be in their respective best interests to enter into an agreement providing for COMPANY’s employment of EXECUTIVE pursuant to the terms herein stated.

NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, it is hereby agreed as follows:

1.            Term. COMPANY hereby amends and extends EXECUTIVE’s employment term with the COMPANY to conclude on December 31, 2021 (“Term”). Unless COMPANY or EXECUTIVE provides written notice that this Agreement shall be allowed to expire and the employment relationship thereby terminated at least thirty (30) days prior to the expiration of the Term or any Renewal Term (as defined herein), this Agreement shall continue in effect for successive periods of one (1) year (each such one (1) year period being a “Renewal Term”; collectively, the Term and all Renewal Terms under this Agreement being the “Employment Term”).

2.            Duties and Titles. EXECUTIVE’s position with COMPANY shall be Chief Executive Officer, President and Chairman. EXECUTIVE shall do and perform all services reasonably necessary or advisable to accomplish the objectives of the COMPANY’s Board of Directors. EXECUTIVE shall report to the Board. EXECUTIVE reserves the right to resign for Good Reason (as defined below).

3.            Devotion of Time to Company’s Business. EXECUTIVE shall be a full-time EXECUTIVE of COMPANY and shall devote such substantial and sufficient amounts of her productive time, ability, and attention to the business of COMPANY during the Employment Term of this Agreement as may be reasonable and necessary to accomplish the objectives and complete the tasks assigned to EXECUTIVE. EXECUTIVE may devote reasonable time to activities other than those required under this Agreement, including activities involving professional, charitable, community, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations and similar types of activities to the extent that such activities do not inhibit or prohibit the performance of services under this Agreement.

4.            Uniqueness of Services. EXECUTIVE hereby acknowledges that the services to be performed by her under the terms of this Agreement are of a special and unique value. Accordingly, the obligations of EXECUTIVE under this Agreement are non-assignable.

5.           Compensation of EXECUTIVE.

a.           Base Annual Salary. Subject to other specific provisions in this Agreement, as compensation for services hereunder, EXECUTIVE shall receive a Base Annual Salary of $400,000 payable in accordance with the Company’s ordinary payroll practices. On each anniversary date hereof, EXECUTIVE’s Base Annual Salary will be reviewed and may be increased at the sole discretion of the COMPANY’S Board of Directors.

b.            Cash Bonuses. EXECUTIVE shall be entitled to receive (i) a cash bonus of $100,000 upon the close of a fully subscribed $10,000,000 private placement of 9% Secured Convertible Promissory Notes, (ii) a cash bonus of $250,000 upon the close of the COMPANY’s initial public offering (“IPO”) or private financing (occurring subsequent to September 1, 2018) of not less than $15,000,000; (iii) $150,000, payable in three increments of $50,000 upon achieving (a) 200,000 registered members, (b) a total of four (4) large brand sponsors (minimum of $250,000 of annual sponsorship) from date of commencement of CEO role, and (c) license of a total of four (4) tier 1 esports game titles from date of commencement of CEO role, and (d) cash bonuses as may be determined from time to time by the Company’s Board of Directors and Compensation Committee.

c.            Common Stock Purchase Warrant. EXECUTIVE is hereby granted a common stock purchase warrant (“Restricted Grant”), in the amount of Seven Hundred Fifty Thousand (750,000) shares, exercisable at $3.60 per share for a period of ten (10) years, and subject to the following vesting schedule: (i) 25% upon issuance; (ii) 50% upon close of the COMPANY’s IPO or an additional private financing (occurring subsequent to September 1, 2018) of not less than $15,000,000; and (iii) 25% on the one-year anniversary of the IPO or the one-year anniversary of an additional private equity financing of not less than $15,000,000 (occurring subsequent to September 1, 2018).

d.            Stock Option Grant. EXECUTIVE is hereby issued an option to purchase 500,000 shares of common stock (the “Option Grant”), exercisable at $3.60 per share for a period of ten (10) years and subject to the following vesting schedule: (i) 50% upon close of the COMPANY’s IPO or an additional private equity financing (occurring subsequent to September 1, 2018) of not less than $15,000,000; (ii) 25% upon achievement of 300,000 registered members; and (iii) 25% upon achievement of 400,000 registered members. The Option Grant shall be issued pursuant to the COMPANY’s 2014 Amended and Restated Stock Option and Incentive Plan.

e.            Vesting Acceleration. All outstanding common stock purchase warrants previously issued in favor of EXECUTIVE, as well as those issued in Section 5.c hereinabove, shall immediately vest upon a “change of control” of the COMPANY. Change of control is defined as a sale of all or substantially all of the assets of the COMPANY, or a merger, sale of shares or other transaction whereby the voting shareholders of the COMPANY, collectively, prior to the close of such transaction do not hold a majority voting interest in the COMPANY on a post-transaction basis.

f.            Health Insurance. EXECUTIVE and her dependents shall be entitled to participate in the health insurance plan offered to COMPANY employees, and the Company will pay 90% of the premium related thereto.

g.            401(k). EXECUTIVE will be permitted to participate in the Company’s 401(k) Plan upon the Board of Directors electing to institute it.

h. Business Expenses. COMPANY will reimburse EXECUTIVE for all reasonable business expenses directly incurred in performing EXECUTIVE’s duties and promoting the business of COMPANY.

             6.                        Termination of Employment.

a. In the event COMPANY should terminate EXECUTIVE’s employment other than for “Cause” as defined in Section 6(b) below or EXECUTIVE resigns for “Good Reason” as defined in Section 6(c) below (either such termination a “Severance Termination”), EXECUTIVE shall receive the following:

i. Severance Termination shall result in the following payment on effective date of termination:

(a) Payment of all Accrued Obligations (defined in Section 6(d) below);

(b) Cash equal to the greater of (I) Annual Salary for one and one-half (1.5) years; or (II) Annual Salary for the remaining Term of the Agreement; and

(c) Full vesting of all unvested securities issued in the name of EXECUTIVE.

b. COMPANY shall have the right to terminate EXECUTIVE’s employment at any time for Cause by giving EXECUTIVE written notice of the effective date of termination. For the purposes of this Agreement, “Cause” shall mean:

                                       i.            Fraud, misappropriation, embezzlement or any other action of material misconduct against COMPANY or any of its affiliates or subsidiaries;

                                       ii .            Substantial willful failure to render services in accordance with the provisions of this Agreement (for which purpose, no act or omission to act will be “willful” if conducted in good faith or with a reasonable belief that such conduct was in the best interests of COMPANY), provided that:

             (a)           a written demand for performance has beendelivered to EXECUTIVE at least ten (10) days prior to termination identifying the manner in which COMPANY believes that EXECUTIVE has failed to perform; and

(b)      EXECUTIVE has thereafter failed to remedy such failure to perform;

                                     iii .            Material violation of any law, rule or regulation of any governmental or regulatory body material to the business of COMPANY;

                                      iv .            Conviction or a guilty plea or nolo contendere plea to a felony;

                                      v .            Repeated and persistent material failure to abide by the policies established by COMPANY after written warning from COMPANY;

                                     vi .            Any acts of violence or threats of violence made by EXECUTIVE against COMPANY or anyone associated with COMPANY’s business;

                                     vii .            The solicitation or acceptance of payment or gratuity from any existing or potential customer or supplier of COMPANY without the prior written consent of COMPANY’s Board of Director’s; or

                                    viii .            Drug dependency or habitual insobriety.

c.           EXECUTIVE shall have the right to terminate employment at any time with Good Reason by giving COMPANY written notice of the effective date of termination. For the purposes of this Agreement, “Good Reason” shall mean:

i.           Any material adverse change in EXECUTIVE’s title, duties or responsibilities (including reporting responsibilities);

ii.           Any reduction of EXECUTIVE’s Base Annual Salary;

iii.           Any relocation, without EXECUTIVE’s written consent, of EXECUTIVE’s principal office of employment by more than 35 miles from the location applicable on the Effective Date; or

iv.           Any failure of COMPANY to assign, or a successor of COMPANY to assume, the obligations of COMPANY under this Agreement.

d.            In the event of termination for Cause by COMPANY or termination without Good Reason by EXECUTIVE, EXECUTIVE shall be paid EXECUTIVE’s Base Annual Salary and accrued vacation through the effective date of termination on the date of termination, EXECUTIVE’s business expenses incurred through the date of termination in accordance with Section 3(g), and EXECUTIVE’s accrued and vested employee benefits pursuant to Section 3(e) and (f) in accordance with the applicable benefit plan (collectively, all such amounts under this sentence being the “Accrued Obligations”). After the effective date of Termination, EXECUTIVE shall not be entitled to accrue or vest in any further salary, severance pay, stock options, benefits, fringe benefits or entitlements; provided that EXECUTIVE shall retain the right to exercise the portion of the Warrant that has vested as of the effective date of termination as provided above.

e.            COMPANY may terminate EXECUTIVE’s employment in the event that: (i) EXECUTIVE fails or is unable to perform EXECUTIVE’s duties due to injury, illness or other incapacity for one hundred eighty (180) days in any twelve (12) month period (except that EXECUTIVE may be entitled to disability payments pursuant to COMPANY’s disability plan, if any); or (ii) Death of EXECUTIVE.

7.            Covenant of Confidentiality. All documents, records, files, manuals, forms, materials, supplies, computer programs, trade secrets and other information which comes into EXECUTIVE’s possession from time to time during EXECUTIVE’s employment by COMPANY and/or any of COMPANY’s subsidiaries or affiliates, shall be deemed to be confidential and proprietary to COMPANY and shall remain the sole and exclusive property of COMPANY. EXECUTIVE acknowledges that all such confidential and proprietary information is confidential and proprietary and not readily available to COMPANY’s business competitors. On the effective date of the termination of the employment relationship or at such other date as specified by COMPANY, EXECUTIVE agrees that she will return to COMPANY all such confidential and proprietary items (including, but not limited to, Company marketing material, business cards, keys, etc.) in her control or possession, and all copies thereof, and that she will not remove any such items from the offices of COMPANY.

8.            Covenant of Non-Disclosure. Without the prior written approval of COMPANY EXECUTIVE except as required to discharge EXECUTIVE’s duties under this Agreement, EXECUTIVE shall keep confidential and not disclose or otherwise make use of any of the confidential or proprietary information or trade secrets referred to in Section 7 nor reveal the same to any third party whomsoever, except as required by law.

9.            Covenant of Non-Solicitation. During the Employment Term of this Agreement and for a period of two (2) years following the effective date of termination, EXECUTIVE, either on EXECUTIVE’s own account or for any person, firm, Company or other entity, shall not solicit, interfere with or induce, or attempt to induce, any EXECUTIVE of COMPANY, or any of its subsidiaries or affiliates to leave their employment or to breach their employment agreement, if any, with COMPANY.

10.            Covenant of Cooperation. EXECUTIVE agrees to cooperate with COMPANY in any litigation or administrative proceedings involving any matters with which EXECUTIVE was involved during her employment by COMPANY. COMPANY shall reimburse EXECUTIVE for reasonable expenses incurred in providing such assistance.

11.            Covenant Against Competition.

a.            Scope and Term. During the Term of this Agreement and for an additional period ending one (1) year after the effective date of termination or expiration of this Agreement, whichever occurs first, EXECUTIVE shall not directly or indirectly engage in or become a partner, officer, principal, EXECUTIVE, consultant, investor, creditor or stockholder of any business, proprietorship, association, firm, corporation or any other business entity which is engaged or proposes to engage or hereafter engages in any business which competes with the business of COMPANY and/or any of COMPANY's subsidiaries or affiliates in any geographic area in which COMPANY conducts business at the time of the termination or expiration of the employment relationship.

12.           Rights to Inventions.

a.            Inventions Defined. “Inventions” means discoveries, concepts, and ideas, whether patentable or not, relating to any present or contemplated activity of COMPANY, including without limitation devices, processes, methods, formulae, techniques, and any improvements to the foregoing.

b.            Application. This Section 11 shall apply to all Inventions made or conceived by EXECUTIVE, whether or not during the hours of her employment or with the use of COMPANY facilities, materials, or personnel, either solely or jointly with others, during the Term of her employment by COMPANY and for a period of one (1) year after any termination of such employment. This Section 12 does not apply to any invention disclosed in writing to COMPANY by EXECUTIVE prior to the execution of this Agreement.

c.            Assignment. EXECUTIVE hereby assigns and agrees to assign to COMPANY all of her rights to Inventions and to all proprietary rights therein, based thereon or related thereto, including without limitation applications for United States and foreign letters patent and resulting letters patent.

d.           Reports. EXECUTIVE shall inform COMPANY promptly and fully of each Invention by a written report, setting forth in detail the structures, procedures, and methodology employed, and the results achieved (“Notice of Invention”). A report shall also be submitted by EXECUTIVE upon completion of any study or research project undertaken on COMPANY’s behalf, whether or not in EXECUTIVE’s opinion a given study or project has resulted in an Invention.

e.            Patents. At COMPANY’s request and expense, EXECUTIVE shall execute such documents and provide such assistance as may be deemed necessary by COMPANY to apply for, defend or enforce any United States and foreign letters patent based on or related to such Inventions.

13.            Remedies. Notwithstanding any other provision in this Agreement to the contrary, EXECUTIVE acknowledges and agrees that if EXECUTIVE commits a material breach of the Covenant of Confidentiality (Section 7), Covenant of Non-Disclosure (Section 8), Covenant of Non-Solicitation (Section 9), Covenant of Cooperation (Section 10), Covenant Against Competition (Section 11) or Rights to Inventions (Section 12), COMPANY shall have the right to have the obligations of EXECUTIVE specifically enforced by any court having jurisdiction on the grounds that any such breach will cause irreparable injury to COMPANY and money damages will not provide an adequate remedy. Such equitable remedies shall be in addition to any other remedies at law or equity, all of which remedies shall be cumulative and not exclusive. EXECUTIVE further acknowledges and agrees that the obligations contained in Sections 7 through 12, of this Agreement are fair, do not unreasonably restrict EXECUTIVE’s future employment and business opportunities, and are commensurate with the compensation arrangements set out in this Agreement.

14.            Survivability. Sections 7 through 13, of this Agreement, and Section 6 to the extent required to give effect thereto, shall survive termination of the employment relationship and this Agreement.

15.           General Provisions.

a.            Arbitration. Any controversy involving the construction, application, enforceability or breach of any of the terms, provisions, or conditions of this Agreement, including without limitation, claims for breach of contract, violation of public policy, breach of implied covenant, intentional infliction of emotional distress or any other alleged claims which are not settled by mutual agreement of the parties, shall be submitted to final and binding arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association with respect to employment disputes in Los Angeles County, California. The cost of the arbitrator shall be borne by COMPANY, and each party shall be responsible for such party’s own attorneys’ fees and litigation costs (other than costs of arbitrator). In consideration of each party’s agreement to submit to arbitration any and all disputes that arise under this Agreement, each party agrees that the arbitration provisions of this Agreement shall constitute her/its exclusive remedy and each party expressly waives the right to pursue redress of any kind in any other forum. The parties further agree that the arbitrator acting hereunder shall not be empowered to add to, subtract from, delete or in any other way modify the terms of this Agreement. Notwithstanding the foregoing, any party shall have the limited right to seek equitable relief in the form of a temporary restraining order or preliminary injunction in a court of competent jurisdiction to protect itself from actual or threatened irreparable injury resulting from an alleged breach of this Agreement pending a final decision in arbitration.

b.            Authorization. COMPANY and EXECUTIVE each represent and warrant to the other that it has the authority, power and right to deliver, execute and fully perform the terms of this Agreement.

c.            Entire Agreement. EXECUTIVE understands and acknowledges that this document constitutes the entire agreement between EXECUTIVE and COMPANY with regard to EXECUTIVE’s employment by COMPANY and EXECUTIVE’s post-employment activities concerning COMPANY. This Agreement supersedes any and all other written and oral agreements between the parties with respect to the subject matter hereof. Any and all prior agreements, promises, negotiations, or representations, either written or oral, relating to the subject matter of this Agreement not expressly set forth in this Agreement are of no force and effect. This Agreement may be altered, amended, or modified only in writing signed by all of the parties hereto. Any oral representations or modifications concerning this instrument shall be of no force and effect.

d.            Severability. If any term, provision, covenant, or condition of this Agreement is held by a court or other tribunal of competent jurisdiction to be invalid, void, or unenforceable, the remainder of such provisions and all of the remaining provisions hereof shall remain in full force and effect to the fullest extent permitted by law and shall in no way be affected, impaired, or invalidated as a result of such decision.

e.            Governing Law. Except to the extent that federal law may preempt California law, this Agreement and the rights and obligations hereunder shall be governed, construed and enforced in accordance with the laws of the State of California.

f.            Taxes. All compensation payable hereunder is gross and shall be subject to such withholding taxes and other taxes as may be provided by law. EXECUTIVE shall be responsible for the payment of all taxes attributable to the compensation provided by this Agreement except for those taxes required by law to be paid or withheld by COMPANY.

g.            Assignment. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of COMPANY. EXECUTIVE may not sell, transfer, assign, or pledge any of her rights or interests pursuant to this Agreement. In the event of EXECUTIVE’s death, EXECUTIVE’s estate shall succeed to all rights of EXECUTIVE as effective at such time (including under Sections 5(d), 5(e) and 6).

h.            Waiver. Either party’s failure to enforce any provision or provisions of this Agreement shall not in any way be construed as a waiver of any such provision or provisions, or prevent that party thereafter from enforcing such provision or provisions and each and every other provision of this Agreement.

i.            Captions. Titles and headings to sections in this Agreement are for the purpose of reference only and shall in no way limit, define, or otherwise affect any provisions contained therein.

j.            Breach - Right to Cure. A party shall be deemed in breach of this Agreement only upon the failure to perform any obligation under this Agreement after receipt of written notice of breach and failure to cure such breach within ten (10) days thereafter; provided, however, such notice shall not be required where a breach or threatened breach would cause irreparable harm to the other party and such other party may immediately seek equitable relief in a court of competent jurisdiction to enjoin such breach.

k.           All notices, demands and all other communications required or otherwise provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally, by reputable overnight courier or three (3) business days after deposit via United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to EXECUTIVE:
At EXECUTIVE’s last known address shown on the Company’s payroll records

If to the Company:
Attn: David Steigelfest, Co-Founder & CPO
Super League Gaming, Inc.
2906 Colorado Ave.
Santa Monica, CA 90404

or to such other address as any party may have furnished to the other in writing in accordance with this Agreement, except that notices of change of address shall be effective only upon receipt.

16.            Acknowledgement. EXECUTIVE acknowledges that he has been given a reasonable period of time to study this Agreement before signing it. EXECUTIVE certifies that he has fully read, has received an explanation of, and completely understands the terms, nature, and effect of this Agreement. EXECUTIVE further acknowledges that he is executing this Agreement freely, knowingly, and voluntarily and that EXECUTIVE’s execution of this Agreement is not the result of any fraud, duress, mistake, or undue influence whatsoever. In executing this Agreement, EXECUTIVE does not rely on any inducements, promises, or representations by COMPANY other than the terms and conditions of this Agreement.

17.            Section 409A. The parties intend that all payments and benefits under this Agreement comply with Section 409A of the Code and the regulations promulgated thereunder (collectively “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted in a manner in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to EXECUTIVE and COMPANY of the applicable provision without violating the provisions of Section 409A. No amount shall be payable pursuant to Section 6 or otherwise upon a termination of EXECUTIVE’s employment unless such termination constitutes a “separation from service” with COMPANY under Section 409A. To the maximum extent permitted by applicable law, amounts payable to EXECUTIVE pursuant to such Sections herein shall be made in reliance upon the exception for certain involuntary terminations under a separation pay plan or as short-term deferral under Section 409A. To the extent that reimbursements or other in-kind benefits under this Agreement constitute nonqualified deferred compensation, (i) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by EXECUTIVE, (ii) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year. For purposes of Section 409A, EXECUTIVE’s right to receive installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments. Any other provision of this Agreement to the contrary notwithstanding, in no event shall any payment or benefit under this Agreement that constitutes nonqualified deferred compensation for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.

18. Effective Only Upon Execution by Authorized Officer of COMPANY; Counterparts. This Agreement shall have no force or effect and shall be unenforceable in its entirety until it is executed by a duly authorized officer of COMPANY and such executed Agreement is delivered to EXECUTIVE. This Agreement may be executed in counterparts, each being an original and all such counterparts together constituting one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have read, understood, and voluntarily executed this Agreement as of the day and year first above written.

EXECUTIVE                                         COMPANY

/s/ Ann Hand                                           By: /s/ David Steigelfest
Ann Hand                                                David Steigelfest
Co-Founder, CTO & CPO